Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the prospectus supplement No. 1, dated September 18, 2017, to the prospectus dated August 14, 2017 filed in connection with the Registration Statement on Form S-1 (File No. 333-219725) of iBio, Inc. (the “Company”), of our report dated September 15, 2017, on our audits of the consolidated financial statements of iBio, Inc. and Subsidiaries as of June 30, 2017 and 2016 and for the years then ended included in the Company’s Annual Report on Form 10-K for the year ended June 30, 2017, which report includes an explanatory paragraph relating to iBio, Inc. and Subsidiaries’ ability to continue as a going concern. We also consent to the reference to our firm under the caption “Experts”.

/s/ CohnReznick LLP

Roseland, New Jersey
September 15, 2017